Exhibit 99.1

Restoration Hardware Reports Third Quarter Sales

CORTE MADERA, Calif., Restoration Hardware, Inc. (Nasdaq: RSTO) today announced net sales for the third quarter ended November 1, 2003 and updated guidance for the third quarter.

Sales for the third quarter ended November 1, 2003 were $95.8 Million, an increase of 6% versus sales of $90.8 Million in the third quarter a year ago.  Net Sales for the Direct-to-Customer division, which includes Catalog and Internet sales, increased 46% on top of a 66% increase last year.  Comparable store sales increased 3% on top of a 15% increase in last year’s third quarter.

While the quarter’s total sales and comparable store sales were lower than anticipated, demand from orders not yet delivered increased $8.8 Million in the quarter.  The Company’s first Annual Autumn Furniture Sale, the relatively late timing of the Famous Fall Lighting Sale and the launch of a new special order upholstery program all contributed to demand which was originally anticipated to be realized as sales during this quarter.  The Company expects these orders (which include deliveries in-transit, backorders, and special orders) to have a positive effect in the fourth quarter as deliveries occur and sales are recognized per the Company’s revenue recognition policy.

Gary Friedman, the Company’s President and CEO commented, “We are very pleased with our customers’ response to the merchandising and marketing programs during the quarter.  While the comp store sales were slightly less than anticipated, overall demand exceeded our expectations.  Customers’ reaction to our Annual Autumn Furniture Sale created above plan demand, much of which will be delivered in the fourth quarter.  Additionally, our new special order upholstery program, ‘Our Sofa.Your Style’, was very well received by customers and also contributed to orders which will largely be filled in the next quarter.”

Mr. Friedman continued, “Sales from the initial mailing of our Holiday Catalogs are exceeding our expectations, and give us confidence as we enter the important fourth quarter selling season.”

The Company additionally updated guidance for the third quarter of fiscal 2003.  The Company now expects a loss of $.07 to $.09 per share for the quarter, compared with previous guidance of a loss of $.06 per share and last year’s loss of $.08 per share in the third quarter of 2002.

About Restoration Hardware, Inc.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com.  As of November 6, 2003, the Company operated 104 retail stores in 31 states, the District of Columbia, and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s sales and financial results for the third quarter ended November 1, 2003, statements concerning guidance for the third quarter, statements relating to implications of the Company’s furniture sales events, statements regarding the Company’s anticipated delivery and fulfillment of customer special orders in the fourth quarter, and other statements containing words such as “believes,” “expects,” and words of similar import or statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, finalization of financial results for the third quarter ended

November 1, 2003 and sales for the fourth quarter, customer reactions to the Company’s current and anticipated programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, further customer acceptance of the Company’s private label credit card, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the fiscal quarter ended August 2, 2003 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Liquidity and Capital Resources”, “Critical Accounting Policies,” and “Factors that May Affect our Future Operating Results” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:
Restoration Hardware, Inc.
Patricia McKay
Chief Financial Officer
(415) 924-1005
(415) 945-4679 Fax